                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      Registration No. 333-42283


PROSPECTUS SUPPLEMENT
(To Prospectus dated September 18, 1998)

[LOGO OF ARCHSTONE]

ARCHSTONE COMMUNITIES TRUST

$120,000,000

7.20% Notes due April 15, 2003

ISSUE PRICE: 100%

Interest payable April 15 and October 15

The Notes will mature on April 15, 2003. Interest will accrue from October 30, 1998. Archstone may redeem the Notes in whole or in part at any time at the Redemption Price. The Notes will be issued in minimum denominations of $1,000 increased in multiples of $1,000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

          PRICE TO       DISCOUNTS AND  PROCEEDS TO
          PUBLIC         COMMISSIONS    THE COMPANY
----------------------------------------------------
Per Note  100%           .450%          99.550%
----------------------------------------------------
Total     $120,000,000   $540,000       $119,460,000
----------------------------------------------------

Archstone does not intend to apply for listing of the Notes on any national securities exchange. Currently, there is no public market for the Notes.

Archstone expects that delivery of the Notes will be made to investors on or about October 30, 1998.

J.P. MORGAN & CO.


October 27, 1998

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Archstone Communities Trust ("Archstone") or by J.P. Morgan Securities, Inc. (the "Underwriter"). This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or the solicitation of an offer to buy 7.20% Notes due April 15, 2003 (the "Notes") by anyone in any jurisdictions in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Archstone since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of anytime subsequent to the date of such information.

                           FORWARD-LOOKING STATEMENTS

The statements contained in this Registration Statement, or incorporated by reference, that are not historical facts are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Archstone operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Archstone undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Archstone's operating results depend primarily on income from multifamily communities, which is substantially influenced by (i) demand and supply of multifamily units in Archstone's primary target market and submarkets, (ii) operating expense levels, (iii) the effectiveness of property level operations and (iv) the pace and price at which Archstone can acquire and develop additional multifamily communities. Capital and credit market conditions which affect Archstone's cost of capital also influence operating results.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Archstone Communities Trust................................................ S-3
Ratio of Earnings to Fixed Charges......................................... S-3
Use of Proceeds............................................................ S-3
Description of Notes....................................................... S-4
Underwriting............................................................... S-7
Validity of Notes.......................................................... S-8
Experts.................................................................... S-8

                                   PROSPECTUS

Archstone Communities Trust................................................   2
Use of Proceeds............................................................   2
Ratio Information..........................................................   3
Description of Debt Securities.............................................   4
Description of Preferred Shares............................................  18
Description of Common Shares...............................................  23
Federal Income Tax Considerations..........................................  27
Plan of Distribution.......................................................  34
Experts....................................................................  35
Legal Matters..............................................................  36
Available Information......................................................  36
Incorporation by Reference.................................................  37

                          ARCHSTONE COMMUNITIES TRUST

Archstone, formerly known as Security Capital Pacific Trust ("PTR"), is a real estate operating company focused on the acquisition, development, operation and long-term ownership of multifamily communities in markets and submarkets with strong economic fundamentals and high barriers to entry throughout the United States. Archstone's primary objective is creating long-term sustainable growth in per share cash flow and expects to generate significant internal growth from its well located operating communities and the completion and stabilization of new communities in its development pipeline. Archstone has a significant national presence, and as of September 30, 1998, Archstone had 237 operating communities representing 69,515 units, with other communities under development, in markets that include 29 of the nation's 50 largest metropolitan markets. The number of operating communities and units includes communities acquired in the merger of Security Capital Atlantic Incorporated ("Atlantic") with and into PTR (the "Atlantic Merger") which was consummated in July 1998.

The foundation for Archstone's growth strategy is its commitment to fundamental real estate and customer research, allowing Archstone to deploy its capital into markets, products and new business opportunities which it believes have the greatest potential for long-term cash flow growth. Archstone's objective is to create a dominant national brand in the multifamily industry by emphasizing an extremely high level of customer service. Management believes that this unique, research driven strategy will continue to allow Archstone to produce attractive long-term returns for its shareholders.

Archstone was formed in 1963 and is organized as a real estate investment trust ("REIT"), under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.

                       RATIO OF EARNINGS TO FIXED CHARGES

For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

PRO FORMA    HISTORICAL                            HISTORICAL
SIX MONTHS   SIX MONTHS    PRO FORMA               YEAR ENDED
  ENDED        ENDED       YEAR ENDED             DECEMBER 31,
 JUNE 30,     JUNE 30,    DECEMBER 31,   ------------------------------------
   1998         1998        1997(1)      1997(1)   1996   1995   1994   1993
----------   ----------   ------------   -------   ----   ----   ----   ----
   2.2          2.1           1.6          1.1     2.5    3.2    2.6    4.0

--------
(1) Earnings from operations for 1997 included a one time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0 (2.3 on a pro forma basis giving effect to (i) the Atlantic Merger, (ii) the acquisition of management companies from an affiliate which occurred in September 1997, (iii) the acquisition or probable acquisition of certain multifamily communities (including any related dispositions) and (iv) the sale of Atlantic's Homestead convertible mortgage notes receivable for $119.4 million plus accrued interest of $1.0 million as if each had occurred on January 1, 1997).

                                USE OF PROCEEDS

The net proceeds to Archstone from the sale of the Notes are expected to be approximately $119,360,000 (after deducting estimated expenses of $100,000), all of which will be used to repay a portion of the borrowings under Archstone's $750 million unsecured revolving line of credit (the "Line") with certain lenders including Morgan Guaranty Trust Company of New York ("MGT"), an affiliate of J.P. Morgan Securities Inc. At October 26, 1998, $553.0 million in borrowings were outstanding under the Line. Amounts repaid under the Line may be reborrowed and Archstone expects to make additional borrowings under the Line following this offering for the development and acquisition of multifamily properties and for working capital purposes. The Line bears interest at the greater of prime (8.00% at October 26, 1998) or the federal funds rate plus 0.50% (5.56% at October 26, 1998) or at Archstone's option, LIBOR plus 0.65% (6.09% at October 26, 1998). The spread over LIBOR can vary from LIBOR plus 0.50% to LIBOR plus 1.25% based upon the rating of Archstone's long term unsecured senior notes. The Line is scheduled to mature on July 7, 2001 at which time it may be converted into a two-year term loan at Archstone's option.

                              DESCRIPTION OF NOTES

The following description of the terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made.

GENERAL

The Notes constitute a series of Debt Securities (which are more fully described in the accompanying Prospectus) to be issued pursuant to an Indenture, dated as of February 1, 1994, as supplemented by the First Supplemental Indenture, dated as of February 2, 1994 (as so supplemented, the "Indenture"), between Archstone and State Street Bank and Trust Company (the "Trustee"). The Notes will be limited to an aggregate principal amount of $120,000,000. The terms of the Notes include those provisions contained in the Indenture (the terms of which are more fully described in the accompanying Prospectus) and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and Trust Indenture Act for a statement thereof. As of October 26, 1998, Archstone had $947.2 million of unsecured long-term debt outstanding pursuant to the Indenture and aggregate unsecured long-term debt of $1.1 billion including the unsecured long-term debt Archstone assumed in the Atlantic Merger.

The Notes will be direct, senior unsecured obligations of Archstone and will rank equally with all other unsecured and unsubordinated indebtedness of Archstone from time to time outstanding. However, the Notes are effectively subordinated to mortgages and other secured indebtedness of Archstone and Archstone's subsidiaries, which encumbered certain assets of Archstone and Archstone's subsidiaries (approximately $433.6 million of secured debt was outstanding at September 30, 1998 including debt assumed in the Atlantic Merger).

As of September 30, 1998, on a pro forma basis giving effect to the issuance of the Notes offered hereby and the application of the net proceeds therefrom, the total outstanding indebtedness of Archstone and its subsidiaries was approximately $2.2 billion. Archstone may incur additional indebtedness, subject to the provisions described under "Description of Debt Securities-- Certain Covenants--Limitations on Incurrence of Debt" in the accompanying Prospectus.

The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes. Each of the covenants described in the Prospectus under the caption "Description of Debt Securities--Certain Covenants" will be subject to defeasance.

The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

The Notes will bear interest at 7.20% per annum and will mature on April 15, 2003. The Notes will bear interest from October 30, 1998 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 1999 (each, an "Interest Payment Date"), to the persons in whose name the applicable Notes are registered in the Security Register on the preceding April 1 or October 1 (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to close.

REFERENCE IS MADE TO THE SECTION ENTITLED "DESCRIPTION OF DEBT SECURITIES-- CERTAIN COVENANTS" IN THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF THE COVENANTS APPLICABLE TO THE NOTES.

OPTIONAL REDEMPTION

The Notes may be redeemed at any time at the option of Archstone, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

From and after the date notice has been given as provided in the Indenture, if funds for the redemption of any Notes called for redemption shall have been made available on such redemption date, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

If less than all of the Notes are to be redeemed at the option of Archstone, Archstone will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of the Notes to be redeemed and the redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

"Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

"Reinvestment Rate" means 0.25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by Archstone.

BOOK-ENTRY PROCEDURES

DTC, New York, New York, will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Note will be issued with respect to the Notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's record reflects only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC will mail a proxy (the "Omnibus Proxy") to Archstone as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the Notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from Archstone, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or Archstone, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Archstone, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Archstone. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the Notes will be printed and delivered.

Archstone may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the Notes will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Archstone believes to be reliable, but Archstone takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest will be made by Archstone in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to Archstone.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), between Archstone and the Underwriter, dated October 27, 1998, Archstone has agreed to sell to the Underwriter and the Underwriter has agreed to purchase all of the Notes offered hereby.

Under the terms and conditions of the Underwriting Agreement, the Underwriter is obligated to take and pay for all of the Notes if any are taken.

The Underwriter has advised Archstone that it initially proposes to offer the Notes directly to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such prices less a concession not in excess of 0.30% of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.225% of the principal amount of the Notes to certain other brokers and dealers. After the initial public offering, the public offering prices and such concessions may be changed.

The Notes are a new issue of securities with no established trading market. Archstone has been advised by the Underwriter that the Underwriter intends to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

In connection with the offering of the Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriter may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the Underwriter may bid for, and purchase, the Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriter is not required to engage in any of these activities, and may end any of them at any time.

Archstone has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in investment banking and/or commercial banking transactions with Archstone and its affiliates. It is expected that all of the net proceeds from the sale of the Notes will be applied to repay certain borrowings under the Line. MGT, an affiliate of J.P. Morgan Securities Inc., is a lender under the Line and will receive a portion of the amounts repaid under such facilities with the net proceeds of the offering. See "Use of Proceeds."

                               VALIDITY OF NOTES

The validity of the Notes offered hereby will be passed upon for Archstone by Mayer, Brown & Platt, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mayer, Brown & Platt has in the past represented, and is currently representing, Archstone and certain of its affiliates.

                                    EXPERTS

The financial statements of Archstone as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 and the related schedule, have been incorporated by reference herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited condensed interim financial information for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997 of Archstone, incorporated by reference herein, KPMG Peat Marwick LLP have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Archstone's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

The financial statements of Atlantic as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 and the related schedule, incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed interim financial information for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997 of Atlantic, incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, they have communicated to management that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reviews of such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act because their procedures do not constitute a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS
----------
                                 $400,000,000

             DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  Archstone Communities Trust ("Archstone") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"), (ii) Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $1.00 per share (the "Common Shares" and, together with the Preferred Shares, the "Shares"). The Debt Securities, Preferred Shares and Common Shares (together, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Archstone or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of Archstone as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by Archstone, through agents designated from time to time by Archstone, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the
   "Securities Act"), this Prospectus also relates to an additional $170,929,905 of the Debt Securities, Preferred Shares of Beneficial Interest and Common Shares of Beneficial Interest which were registered under previous registration statements.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

              The date of this Prospectus is September 18, 1998.

                          ARCHSTONE COMMUNITIES TRUST


  Archstone, formerly known as Security Capital Pacific Trust ("PTR"), is a real estate operating company focused on the acquisition, development, operation and long-term ownership of multifamily communities in markets and submarkets with strong economic fundamentals and high barriers to entry throughout the United States. Archstone's primary objective is creating long-term sustainable growth in per share cash flow and expects to generate significant internal growth from its well located operating communities and the completion and stabilization of new communities in its development pipeline. Archstone has a significant national presence, and as of June 30, 1998, Archstone had 232 operating communities representing 68,429 units, with other communities under development, in markets that include 29 of the nation's 50 largest metropolitan markets. The number of operating communities and units includes communities acquired in the merger of Security Capital Atlantic Incorporated with and into PTR (the "Atlantic Merger") which was approved by Archstone's Board of Trustees on June 29, 1998 and was consummated in July 1998.

  The foundation for Archstone's growth strategy is its commitment to fundamental real estate and customer research, allowing Archstone to deploy its capital into markets, products and new business opportunities which it believes have the greatest potential for long-term cash flow growth. Archstone's objective is to create a dominant national brand in the multifamily industry by emphasizing an extremely high level of customer service. Management believes that this unique, research driven strategy will continue to allow Archstone to produce attractive long-term returns for its shareholders.

  Archstone was formed in 1963 and is organized as a real estate investment trust ("REIT"), under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.


                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the development and acquisition of additional multifamily communities, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time and for working capital and general corporate purposes.

                               RATIO INFORMATION

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                           PRO
                          FORMA
                           SIX
                          MONTHS  HISTORICAL  PRO FORMA      HISTORICAL YEAR ENDED
                          ENDED   SIX MONTHS  YEAR ENDED         DECEMBER 31,
                         JUNE 30, ENDED JUNE DECEMBER 31, ---------------------------
                           1998    30, 1998    1997(1)    1997(1) 1996 1995 1994 1993
                         -------- ---------- ------------ ------- ---- ---- ---- ----
Ratio of earnings to
 fixed charges..........   2.2       2.1         1.6        1.1   2.5  3.2  2.6  4.0
Ratio of earnings to
 combined fixed charges
 and Preferred Share
 dividends..............   1.9       1.7         1.3        0.9   1.7  1.9  1.6  3.4

--------
(1) Earnings from operations for 1997 included a one time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1997 would be 2.0 and 1.6, respectively (2.3 and 1.9 on a pro forma basis giving effect to the Atlantic Merger and certain other transactions).

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of February 1, 1994, as supplemented by the First Supplemental Indenture, dated as of February 2, 1994 (as so supplemented, the "Indenture"), between Archstone and State Street Bank and Trust Company, as trustee (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at Two International Place, Boston, Massachusetts 02110 Attention: Corporate Trust Division or as described below under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured obligations of Archstone and will rank equally with all other unsecured and unsubordinated indebtedness of Archstone. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of Archstone's Board of Trustees (the "Board") or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon Archstone in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of Archstone, if Archstone is to have such an option;

    (9) the obligation, if any, of Archstone to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency or currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of Archstone or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any additions to, modifications of or deletions from the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances Archstone will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether Archstone will have the option to redeem such Debt Securities in lieu of making such payment; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Under the Indenture, Archstone will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

  Except as set forth below under "Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of Archstone to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving Archstone or in the event of a change of control of Archstone. However, Archstone's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of Archstone's outstanding Shares by a single person, or persons acting as a group, to 9.8% of such Shares, with certain exceptions (including an exception for the ownership of up to 49% of such Shares in the case of Security Capital Group Incorporated ("Security Capital Group")). See "Description of Common Shares--Restriction on Size of Holdings." Additionally, the Articles Supplementary relating to Archstone's Cumulative Convertible Series A Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Series A Preferred Shares"), Archstone's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Series B Preferred Shares") and Archstone's Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Series C Preferred Shares") restrict beneficial ownership of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, respectively, by a person, or persons acting as a group, to 25% of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be. Similarly, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares--Restrictions on Ownership." These restrictions are designed to preserve Archstone's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of Archstone that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at Two International Place, Boston, Massachusetts 02110 Attention: Corporate Trust Division; provided that, at the option of Archstone, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and either may be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but Archstone may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by Archstone with respect to any series of Debt Securities, Archstone may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that Archstone will be required to maintain a transfer agent in each Place of Payment for such series. Archstone may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

  Neither Archstone nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

  Archstone may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that
(a) either Archstone shall be the continuing entity, or the successor entity (if other than Archstone) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Archstone or any Subsidiary as a result thereof as having been incurred by Archstone or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. Archstone will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of Archstone and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than

60% of the sum of (without duplication) (i) Archstone's Total Assets (as defined below) as of the end of the calendar quarter covered in Archstone's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by Archstone or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, Archstone will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of Archstone or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of Archstone and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of Archstone or any Subsidiary is greater than 40% of Archstone's Total Assets (Section 1004).

  In addition to the foregoing limitations on the incurrence of Debt, Archstone will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by Archstone and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by Archstone and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and
(iv) in the case of any acquisition or disposition by Archstone or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," Archstone will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that Archstone shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. Archstone will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Archstone may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that Archstone and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. Archstone will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. Archstone will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of Archstone or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Archstone or any Subsidiary; provided, however, that Archstone shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not Archstone is subject to
Section 13 or 15(d) of the Exchange Act, Archstone will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which Archstone would have been required to file with the Commission pursuant to such Section 13 and 15(d) (the "Financial Statements") if Archstone were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Archstone would have been required so to file such documents if Archstone were so subject. Archstone will also in any event (i) within 15 days of each Required Filing Date (x) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which Archstone would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if Archstone were subject to such Sections and (y) file with the Trustee copies of the annual reports, quarterly reports and other documents which Archstone would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if Archstone were subject to such Sections and (ii) if filing such documents by Archstone with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

  As used herein,

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of Archstone and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of Archstone and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of Archstone and its Subsidiaries, (ii) provision for taxes of Archstone and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

  "Debt" of Archstone or any Subsidiary means any indebtedness of Archstone or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments; (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by Archstone or any Subsidiary; (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement; (iv) the principal amount of all obligations of Archstone or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or (v) any lease of property by Archstone or any Subsidiary as lessee which is reflected on Archstone's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on Archstone's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by Archstone or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than Archstone or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by Archstone or any Subsidiary whenever Archstone or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net as reflected in the financial statements of Archstone and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Archstone's Undepreciated Real Estate Assets and (ii) all other assets of Archstone determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of Archstone and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of Archstone contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of Archstone or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against Archstone or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Archstone or any Significant Subsidiary or for all or substantially all of either of its property; and (viii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated by the Commission) of Archstone.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to Archstone (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) Archstone shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section
502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, Archstone must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (iii) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by Archstone with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by Archstone and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to Archstone as obligor under the Indenture; (ii) to add to the covenants of Archstone for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon

Archstone in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by Archstone or any other obligor upon the Debt Securities or any Affiliate of Archstone or of such other obligor shall be disregarded (Section
101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by Archstone or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and Archstone, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Archstone may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, Archstone may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (ii) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by Archstone with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may only be established if, among other things, Archstone has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after Archstone has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event Archstone effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, Archstone would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but Archstone may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). Archstone may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If Archstone has designated such a transfer agent or transfer agents, Archstone may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that Archstone will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither Archstone nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

BOOK-ENTRY PROCEDURES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, Archstone anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by Archstone if such Debt Securities are offered and sold directly by Archstone. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through

Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of Archstone, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Archstone expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. Archstone also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by Archstone within 90 days, Archstone will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, Archstone may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by Archstone, of $1,000 and integral multiples thereof.

NO PERSONAL LIABILITY

  No past, present or future trustee, officer, employee or shareholder, as such, of Archstone or any successor thereof shall have any liability for any obligations of Archstone under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of Archstone, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or a duly authorized committee thereof. At August 31, 1998, Archstone had 4,840,215 of its Series A Preferred Shares issued and outstanding and held of record by approximately 50 shareholders, 4,200,000 of its Series B Preferred Shares issued and outstanding and held of record by approximately 260 shareholders and 2,000,000 of its Series C Preferred Shares issued and outstanding and held of record by approximately 10 shareholders.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares being offered for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by Global Securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Archstone;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Archstone; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of Archstone as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each Series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Archstone, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by Archstone the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares of such series; and (iii) junior to all equity securities issued by Archstone the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

DIVIDENDS

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of Archstone legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Archstone on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Archstone will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of Archstone of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of Archstone ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares or any other capital shares of Archstone ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by Archstone (except by conversion into or exchange for other capital shares of Archstone ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of Archstone, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by Archstone in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of Archstone, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of Archstone pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Archstone shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of Archstone ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Archstone and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Archstone.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of Archstone. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Archstone in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Archstone, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of Archstone ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of Archstone, the holders of each series of Preferred Shares shall be entitled to receive out of assets of Archstone legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of Archstone. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Archstone are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of Archstone ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of Archstone shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Archstone with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of Archstone, shall not be deemed to constitute a liquidation, dissolution or winding up of Archstone.

VOTING RIGHTS

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as Security Capital Group Incorporated ("Security Capital Group") and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, Security Capital Group and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend Archstone's Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into Archstone, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or
(iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, Archstone may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving Archstone or a sale of all or substantially all of the assets of Archstone.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or Archstone, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for Archstone to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of Archstone's taxable year of 12 months. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of Archstone's redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by Archstone at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to Archstone's redemption of Preferred Shares; provided that thereafter any additional Preferred Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of Archstone.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                          DESCRIPTION OF COMMON SHARES

GENERAL

  The Declaration of Trust authorizes Archstone to issue up to 250,000,000 Shares of Beneficial Interest, par value $1.00 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At August 31, 1998 approximately 143,170,717 Common Shares were issued and outstanding and held of record by approximately 3,080 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and Archstone's Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of Archstone. In the event of a liquidation, dissolution or winding up of the affairs of Archstone, the holders of the Common Shares are entitled to share ratably in the assets of Archstone remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares and any other series of Preferred Shares which may subsequently be issued by Archstone. See "Description of Preferred Shares."

PURCHASE RIGHTS

  On July 11, 1994, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on July 21, 1994. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from Archstone one one-hundredth of a share of a series of participating preferred shares, par value $1.00 per share (the "Participating Preferred Shares") at a price of $60.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons acquires 20% or more of the outstanding Common Shares (49% in the case of Security Capital Group and its affiliates) or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of Archstone pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than Security Capital Group) would not be exercisable. The Purchase Rights will expire on July 21, 2004 and are subject to redemption in whole, but not in part, at a price of $.01 per Purchase Right payable in cash, shares of Archstone or any other form of consideration determined by the Board.

TRANSFER AGENT

  The transfer agent and registrar for the Common Shares is ChaseMellon Shareholder Services, L.L.C. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "ASN."

CLASSIFIED BOARD OF TRUSTEES

  Under the Archstone Declaration of Trust, the Board is divided into three classes of Trustees, designated Class I, Class II and Class III. Each class consists, as nearly as is possible, of one-third of the total number of Trustees constituting the entire Board of Trustees. The term of office of each Trustee is three years and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. At the 1999 annual meeting of shareholders, Class I Trustees will be elected; at the 2000 annual meeting of shareholders, Class II Trustees will be elected; and at the 2001 annual meeting of shareholders, Class III Trustees will be elected. At each succeeding annual meeting of shareholders, beginning in 2002, successors to the class of Trustees whose term expires at such annual meeting will be elected. If the authorized number of Trustees constituting the Board of Trustees is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, and any additional Trustee of any class elected to fill a vacancy resulting from an increase in such class will hold office until the next annual meeting of shareholders, but in no case will a decrease in the number of Trustees constituting the Board of Trustees shorten the term of any incumbent Trustee. The staggered board provision is designed to provide for a certain level of continuity of membership in the Board of Trustees. Such continuity provides Archstone with consistency in management and business approach over time. The staggered board provision may have the effect of making it more difficult for a third party to acquire control of Archstone without the consent of the Board of Trustees.

RESTRICTION ON SIZE OF HOLDINGS OF SHARES

  For Archstone to qualify as a REIT under the Code, no more than 50% in value of Archstone's shares (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. Archstone's shares must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

  Subject to certain exceptions, no holder is permitted to own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (49% in the case of Security Capital Group) in number of shares or value, of the outstanding Shares (the "Ownership Limit"). The Board, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may direct, may also exempt a proposed transferee from the Ownership Limit. The proposed transferee must give written notice to Archstone of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit. The Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure Archstone's status as a REIT. Any transfer of Shares that would (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit, (ii) result in Shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in Section 856(a) of the Code or (iii) result in Archstone being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to Shares. The foregoing restrictions on transferability and ownership will not apply if the Board determines that it is no longer in the best interests of Archstone to attempt to qualify, or to continue to qualify, as a REIT. The Declaration of Trust excludes Security Capital Group and its affiliates from the foregoing ownership restriction to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

  Any shares the purported transfer of which would result in a person owning Shares in excess of the Ownership Limit or cause Archstone to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Declaration of Trust to a party not affiliated with Archstone designated by Archstone as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, distributions on such Excess Shares will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares will be transferred by the trustee at the direction of Archstone to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by Archstone for a 90-day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date Archstone elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation systems over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board.

  From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee will cease to be entitled to distribution (other than liquidating distributions), voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by Archstone that such Excess Shares have been transferred in violation of the provisions of the Declaration of Trust will be repaid, upon demand, to Archstone, which will pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of Archstone, to have acted as an agent on behalf of Archstone in acquiring such Excess Shares and to hold such Excess Shares on behalf of Archstone.

  All certificates evidencing shares will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of Archstone's outstanding shares must give a written notice containing certain information to Archstone by January 31 of each year. In addition, each shareholder is upon demand required to disclose to Archstone in writing such information with respect to the direct, indirect and constructive ownership of Archstone shares as the Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine Archstone's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The ownership limitations under the Declaration of Trust are designed to protect the REIT status of Archstone. The limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

INDEMNIFICATION OF TRUSTEES AND OFFICERS

  The Maryland statutory law governing REITs permits a REIT to indemnify or advance expenses to trustees, officers, employees and agents of the REIT to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under the Declaration of Trust, Archstone is required to indemnify each Trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee, officer, employee or agent of Archstone or is or was serving at the request of Archstone as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings. The Board believes that the indemnification provision will enhance Archstone's ability to attract and retain superior Trustees and officers for Archstone and subsidiaries of Archstone.

  Additionally, Archstone has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for liabilities and expenses (i) the payment of which is judicially determined to be unlawful, (ii) relating to claims under Section 16(b) of the Exchange Act, or (iii) relating to judicially determined criminal violations.

SHAREHOLDER LIABILITY

  Both the Maryland statutory law governing REITs and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of Archstone or the Board. The Declaration of Trust further provides that Archstone shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that Archstone shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that such shareholder gives Archstone prompt notice of any such claim or liability and permits Archstone to conduct the defense thereof. In addition, Archstone is required to, and as a matter or practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of Archstone. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Archstone. Inasmuch as Archstone carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Archstone's assets plus its insurance covered would be insufficient to satisfy the claims against Archstone and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  Archstone intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to Archstone and its shareholders of the treatment of Archstone as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of Archstone with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to Archstone, Archstone has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is conditioned upon certain representations made by Archstone as to certain factual matters relating to Archstone's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Archstone's qualification and taxation as a REIT will depend on Archstone's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that Archstone will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities such as Archstone, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

  If Archstone fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Archstone could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  The Board believes that Archstone has been organized and operated and currently intends that Archstone will continue to operate in a manner that permits it to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on Archstone continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on Archstone's operating results.

  The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department ("Treasury") regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF ARCHSTONE

 General

  In any year in which Archstone qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. Archstone may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation, to the extent that Archstone elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of Archstone's undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by Archstone.

  Notwithstanding its qualification as a REIT, Archstone may also be subject to taxation in certain other circumstances. If Archstone should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which Archstone fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect Archstone's profitability. Archstone will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if Archstone has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if Archstone should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, Archstone would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that Archstone elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Archstone may also be subject to the corporate "alternative minimum tax", as well as tax in certain situations and on certain transactions not presently contemplated. Archstone will use the calendar year both for federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, Archstone must meet, among others, the following requirements:

 Share Ownership Test

  Archstone's shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of Archstone may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. If Archstone complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then Archstone will be treated as meeting such requirement.

  In order to ensure compliance with the 50% test, Archstone has placed certain restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, Archstone must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, Archstone must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of Archstone's records. A shareholder failing or refusing to comply with Archstone's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of Archstone's stock and certain other information. In addition, Archstone's Charter provides restrictions regarding the transfer of shares of its stock that are intended to assist Archstone in continuing to satisfy the share ownership requirements. See "Description of Common Shares-- Restriction on Size of Holdings". Archstone intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised.

 Asset Tests

  At the close of each quarter of Archstone's taxable year, Archstone must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of Archstone's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of Archstone's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of Archstone's total assets or (ii) 10% of the outstanding voting securities of any one issuer. Where Archstone invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets.

 Gross Income Tests

  There are two separate percentage tests relating to the sources of Archstone's gross income which must be satisfied for each taxable year. For purposes of these tests, where Archstone invests in a partnership, Archstone will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of Archstone as it has in the hands of the partnership.

  1. The 75% Test. At least 75% of Archstone's gross income for the taxable year must be "qualifying income". Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
(iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Archstone's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by Archstone in exchange for its shares during the one-year period following the receipt of such capital.

  Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if Archstone, or an owner of 10% or more of Archstone, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Archstone generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" from whom Archstone derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by Archstone are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". However a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

  2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of Archstone's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (other than on REIT shares) and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

  For purposes of determining whether Archstone complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by Archstone for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of Archstone--General".

  Even if Archstone fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) Archstone's failure to comply was due to reasonable cause and not to willful neglect; (ii) Archstone reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, Archstone will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

 Annual Distribution Requirements

  In order to qualify as a REIT, Archstone is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of Archstone's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Archstone timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Archstone does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Archstone may, with respect to undistributed net long-term capital gains it received during the taxable year, designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone made this designation, the shareholders of Archstone would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone and Archstone would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of Archstone would be deemed to have paid such shareholder's share of the tax paid by Archstone on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Archstone stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by Archstone.

  Archstone intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that Archstone may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Archstone's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, Archstone will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

  If Archstone fails to meet the 95% distribution requirement as a result of an adjustment to Archstone's tax return by the Internal Revenue Service (the "IRS"), Archstone may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

 Failure to Quality

  If Archstone fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, Archstone will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Archstone fails to quality as a REIT will not be deductible by Archstone, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Archstone also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF ARCHSTONE'S SHAREHOLDERS

 Taxation of Taxable Domestic Shareholders

  As long as Archstone qualifies as a REIT, distributions made to Archstone's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Archstone's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that Archstone makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the shares are held as a capital asset). In addition, any dividend declared by Archstone in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Archstone and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Archstone during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Archstone. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Archstone shareholders.

  Archstone is permitted under the Code to retain and pay income tax on its net capital gain for any taxable year. Under the Taxpayer Relief Act of 1997 (the "1997 Act"), however, if Archstone so elects, a shareholder must include in income such shareholder's proportionate share of Archstone's undistributed capital gain for the taxable year and will be deemed to have paid such shareholder's proportionate share of the income tax paid by Archstone with respect to such undistributed capital gain. Such tax would be credited against the shareholder's tax liability and subject to normal refund procedures. In addition, each shareholder's basis in such shareholder's Common Shares would be increased by the amount of undistributed capital gain (less the tax paid by Archstone) included in the shareholder's income. Archstone has no current intent of retaining its net capital gains.

  The Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), which was recently passed by Congress and signed into law by the President, alters the holding period for taxation of capital gain income for individuals (and for certain trusts and estates). Pursuant to the 1997 Act, gain from the sale or exchange of certain investments held for more than 18 months was taxed at a maximum capital gain rate of 20%. Gain from the sale or exchange of such investments held for 18 months or less, but for more than one-year, was taxed at a maximum capital gain rate of 28%. The 1997 Act also provided for a maximum rate of 25% for "unrecaptured section 1250 gain" recognized on the sale or exchange of certain real estate assets. Pursuant to the 1998 Act, property held for more than one-year (rather than 18 months) will be eligible for the 20% and 25% capital gains rates discussed above. The 1998 Act applies to amounts taken into account on or after January 1, 1998. On November 10, 1997, the IRS issued Notice 97-64, which provided generally that Archstone may classify portions of its designated capital gain dividend as (i) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). Under Notice 97-64, if no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. Notice 97-64 has not yet been modified to incorporate the changes made to holding periods under the 1998 Act.

  In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from Archstone required to be treated by such shareholder as long-term capital gains.


  Shareholders of Archstone should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Act and the 1998 Act with respect to taxation of capital gains and capital gain dividends and (ii) to state, local and foreign taxes on capital gains.

 Backup Withholding

  Archstone will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Archstone with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, Archstone may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Archstone.

 Taxation of Tax-Exempt Shareholders

  The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by Archstone to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Archstone, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

  However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

 Taxation of Foreign Shareholders

  Archstone will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its shares is held by foreign persons (i.e., nonresident aliens and foreign corporations, partnerships, trust and estates). It is currently anticipated that Archstone will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

  Distributions of cash generated by Archstone's real estate operations (but not by its sale or exchange of such communities) that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless (i) an applicable tax treaty reduces that tax and the foreign shareholder files with Archstone the required form evidencing such lower rate or (ii) the foreign shareholder files an IRS Form 4224 with Archstone claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999 .

  Distributions of proceeds attributable to the sale or exchange by Archstone of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. Archstone is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by Archstone as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

  The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in Archstone should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in Archstone.

OTHER TAX CONSIDERATIONS

 Archstone Development Services

  Archstone Development Services will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Archstone Development Services will attempt to minimize the amount of such taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful. To the extent that Archstone Development Services is required to pay Federal, state or local taxes, the cash available for distribution by Archstone Development Services to its shareholders will be reduced accordingly.

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in Archstone may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Archstone.

 State and Local Taxes

  Archstone and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Archstone and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Offered Securities of Archstone.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                              PLAN OF DISTRIBUTION

  Archstone may sell the Offered Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with Archstone. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to Archstone shareholders and direct placements to third parties. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all the underlying Offered Securities are not subscribed for, Archstone may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, Archstone may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with Archstone. Any underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). Archstone also may, from time to time, authorize underwriters acting as Archstone's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Archstone in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by Archstone to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Archstone, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, Archstone will authorize dealers acting as Archstone's agents to solicit offers by certain institutions to purchase Offered Securities from Archstone at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of Archstone. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, Archstone shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for Archstone and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements of Archstone as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 and the related schedule, have been incorporated by reference herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial information for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997 of Archstone, incorporated by reference herein, KPMG Peat Marwick LLP have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Archstone's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

  The financial statements of Atlantic as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 and the related schedule, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial information for the periods ended March 31, 1998 and March 31, 1997 and June 30, 1998 and 1997 of Atlantic, incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, they have communicated to management that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reviews of such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act because their procedures do not constitute a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for Archstone by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing Archstone and certain of its affiliates, including Security Capital Group.

                             AVAILABLE INFORMATION

  Archstone is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048, and are also available on the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Archstone's outstanding Common Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are listed on the NYSE under the symbols "ASN," "ASN.PFA", "ASN.PFB" and "ASN.PFC," respectively, and all such reports, proxy statements and other information filed by Archstone with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by Archstone with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                           INCORPORATION BY REFERENCE

  There are incorporated herein by reference the following documents filed by Archstone with the Commission (File No. 1-10272):

    (a) Archstone's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    (b) Archstone's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998;

    (c) Archstone's Current Reports on Form 8-K filed March 4, 1998, April 3, 1998, April 23, 1998, April 28, 1998, July 7, 1998, July 15, 1998 and
  September 1, 1998;

    (d) The description of the Common Shares contained in Archstone's registration statement on Form 8-A, as amended; and

    (e) The description of Archstone's preferred share purchase rights contained in Archstone's registration statement on Form 8-A, as amended.

  All documents subsequently filed by Archstone pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Archstone will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference, other than exhibits to such information unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Archstone Communities Trust, 7670 South Chester Street, Englewood, Colorado 80112, telephone number:
(303) 708-5959.